REGISTRATION NO. 333-56521
                        FILED PURSUANT TO RULE 424(B)(3)
          PROSPECTUS

                             3,000,000 COMMON SHARES

                    THE FIRST AMERICAN FINANCIAL CORPORATION

     This prospectus (this "Prospectus") relates to the offering from time to time by The First American Financial Corporation (the "Company"), a California corporation, of up to 3,000,000 aggregate amount of its Common shares, $1.00 par value (the "Shares"), upon terms to be determined at the time of each such offering.

     The Shares are to be offered directly by the Company in connection with the acquisition from time to time of the assets of, or ownership interests in, certain entities engaged in the same or similar lines of business as the Company or any of its subsidiaries. The consideration for such acquisitions will consist of Shares, cash, notes or other evidences of indebtedness, guarantees, assumption of liabilities, tangible or intangible property, or a combination thereof, as determined from time to time by negotiations between the Company and the owners or controlling persons of the assets or ownership interests to be acquired.

     The Company contemplates that the specific terms of an acquisition will be determined by negotiations between the Company and the owners or controlling persons of the assets or ownership interests to be acquired. Factors taken into account in selecting an acquisition include, among other relevant factors, the quality and reputation of the business to be acquired, the assets, liabilities, results of operations and cash flows of the business, the quality of its management and employees, its earnings potential, the geographic locations of the business and the current market value of the Shares. The Company anticipates that Shares issued in any such acquisition will be valued at a price reasonably related to the market value of the Shares, either at the time the terms of the acquisitions are tentatively agreed upon, or at or about the time of closing, or during the period or periods prior to the delivery of the Shares.

     The Company does not expect that underwriting discounts or commissions will be paid, except that finders fees may be paid to persons from time to time in connection with specific acquisitions. Any person receiving such fees may be deemed an "underwriter" within the meaning of the Securities Act of 1933 (the "Securities Act").

     Shares issued pursuant to this Prospectus, and any applicable supplement to this Prospectus (a "Supplement") or post-effective amendment (a "Post-Effective Amendment") may be reoffered pursuant hereto by the holders thereof (the "Selling Shareholders") from time to time in transactions on the open market, in negotiated transactions, through the writing of options on such Shares or through a combination of such methods of sale, at negotiated prices, fixed prices which may be changed, market prices prevailing at the time of sale or prices relating to such prevailing prices. See "Selling Shareholders."

     The Shares are traded on the New York Stock Exchange under the symbol "FAF." On September 28, 1998, the closing price of the Shares on the New York Stock Exchange was $34.8125. See "Risk Factors" beginning on page 1 for certain information that should be considered by prospective investors before making an investment in the Shares.

(cover page continued)

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is September 30, 1998.


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(inside cover page)

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding the Company. In addition, such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which the Shares are listed.

     This Prospectus constitutes part of a Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto. For further information concerning the Company and the Shares offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith which may be obtained at the Commission's offices whose addresses are listed above. The Registration Statement has been filed electronically and may be obtained at the Commission's Web site listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The  documents  listed in (1), (2), (3), (4), (5), (6), (7), (8), (9), (10)
and (11) below are incorporated by reference in this Prospectus, and all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

(inside cover page continued)

     Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

(1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

(2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

(3) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998.

(4)  The Company's Report on Form 8-K dated January 23, 1998.

(5)  The Company's Report on Form 8-K dated January 27, 1998.

(6)  The Company's Report on Form 8-K dated March 18, 1998.

(7)  The Company's Report on Form 8-K dated March 31, 1998.

(8)  The Company's Report on Form 8-K dated April 7, 1998.

(9)  The Company's Report on Form 8-K dated June 26, 1998.

(10) The description of the Shares contained in the Company's Registration Statement on Form 8-A registering its Common shares, par value $1.00 per share, under Section 12(b) of the Exchange Act, dated November 19, 1993.

(11) The description of certain Rights to Purchase Series A Junior Participating Preferred Shares which may be transferred with the Company's Common shares, which description is contained in the Company's Registration Statement on Form 8-A, under Section 12(b) of the Exchange Act, dated November 7, 1997.

          This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available without charge to any person to whom this Prospectus is delivered upon five business days' written or oral request of Mark R Arnesen, Vice President and Secretary, The First American Financial Corporation, 114 East Fifth Street, Santa Ana, California 92701-4642; telephone number (714) 558-3211.

                           FORWARD-LOOKING STATEMENTS

          Except for historical information contained in this Prospectus and in the documents incorporated in this Prospectus by reference, the matters discussed herein and therein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including, without limitation, the effect of economic conditions, interest rates, market demand, competition and other risks detailed herein and in the Company's other filings with the Commission.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, investors should consider carefully the following risk factors before making an investment in the Shares. To the extent any of the information contained or incorporated by reference in this Prospectus constitutes a "forward-looking statement" as defined in Section 21E(i)(1) of the Exchange Act, the risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement. See "Forward-Looking Statements."

Volatility of Share Price

     The market price of the Shares could be subject to significant fluctuations in response to variations in financial results or announcements of material events by the Company or its competitors. Regulatory changes, developments in the real estate services industry or changes in general conditions in the economy or the financial markets could also adversely affect the market price of the Shares.

Cyclical Nature of Real Estate Market

     Substantially all of the Company's title insurance, tax monitoring, credit reporting, flood zone determination and property information business results from resales and refinancings of real estate, including residential and commercial properties, and from the construction and sale of new properties. The Company's home warranty business results from residential resales and does not benefit from refinancings or commercial transactions. Resales and refinancings of residential properties constitute the major source of the Company's revenues. Real estate activity is cyclical in nature and is affected greatly by the cost and availability of long term mortgage funds. Real estate activity and, in turn, the Company's revenue base, can be adversely affected during periods of high interest rates and/or limited money supply. However, this adverse effect is mitigated in part by the continuing diversification of the Company's operations into areas outside of its traditional title insurance business.

Risks Associated with Acquisition Strategy

     As a key component of its growth strategy, the Company has pursued and is pursuing acquisitions in the real estate-related financial services industry. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements and combining disparate company cultures and facilities, which could adversely affect the Company's financial position and operating results. The success of any completed acquisition will depend in part on the Company's ability to integrate effectively the acquired businesses into the Company. This process may involve unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's financial and other resources. No assurance can be given that additional suitable acquisition candidates will be identified, financed and purchased on acceptable terms, or that recent acquisitions or future acquisitions, if completed, will be successful.

Dependence on Key Personnel

     The success of the Company is dependent upon the continued services of the Company's senior management, particularly its President, Parker S. Kennedy, its Chairman and Director, D. P. Kennedy, and its Executive Vice President and Chief Financial Officer, Thomas A. Klemens. The loss of the services of any of these individuals could have a material adverse effect on the Company's financial position and results of operations. The Company's success also depends on its ability to attract and retain other highly qualified managerial personnel.

Year 2000 Costs

     Currently, many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company and third parties with which the Company does business rely on numerous computer programs in their day-to-day operations. The Company is evaluating the Year 2000 issue as it relates to the Company's internal computer systems and third party computer systems with which the Company interacts. The Company expects to incur internal staff costs as well as consulting and other expenses related to these issues; these costs will be expensed as incurred. In addition, the appropriate course of action may include replacement or an upgrade of certain systems or equipment at a substantial cost to the Company. There can be no assurance that the Year 2000 issues will be resolved in 1998 or 1999. The Company may incur significant costs in resolving its Year 2000 issues. If not resolved, this issue could have a significant adverse impact on the Company's operations.

Government Regulation

     The title insurance industry is subject to extensive governmental regulation. Applicable laws and their interpretation vary from state to state and are enforced with broad discretion. There can be no assurance that any review of the Company's operations and business relationships by courts or other regulatory authorities will not result in determinations that could adversely affect the Company or that the regulatory environment will not change to restrict the Company's existing or future operations.

                    THE FIRST AMERICAN FINANCIAL CORPORATION

Overview

     The Company was organized in 1894 as Orange County Title Company, succeeding to the business of two title abstract companies founded in 1889 and operating in Orange County, California. In 1924, the Company commenced issuing title insurance policies. In 1986, the Company began a diversification program by acquiring and developing financial service businesses closely related to the real estate transfer and closing process. The Company is a California corporation whose executive offices are located at 114 East Fifth Street, Santa Ana, California 92701-4642, and its telephone number is (714) 558-3211.

     The Company, through its subsidiaries, is engaged in the business of providing real estate-related financial and informational services to real property buyers and mortgage lenders. The Company's products and services include title insurance, tax monitoring, credit reporting, property data services, flood certification, field inspection services, appraisal services, mortgage loan servicing systems, mortgage document preparation and home warranty services. The Company also provides investment, trust and thrift services.

     Through growth and acquisitions, the Company believes it has become the United States' largest provider of real estate-related financial and informational services. The Company has assembled an array of companies which, together, provide comprehensive services to the mortgage industry, commercial and residential real estate developers, home buyers and other customers.

Business Segments

     Title Insurance

     Title insurance policies are insured statements of the condition of title to real property, showing priority of ownership as indicated by public records, as well as outstanding liens, encumbrances and other matters of record, and certain other matters not of public record. Policies are issued based on a title report prepared after a search of public records, maps, and documents and are typically issued when a title is transferred.

     Before issuing title policies, title insurers seek to limit their risk of loss by accurately performing title searches and examinations. The major expenses of a title company relate to such searches and examinations, the preparation of preliminary reports or commitments and the maintenance of title plants, and not from claim losses as in the case of property and casualty insurers.

     As of the date of this Prospectus, the Company, through its subsidiary, First American Title Insurance Company, and its other subsidiaries, transacts its title insurance business through a network of more than 300 branch offices and more than 4,000 independent agents. In 1997, the Company's title insurance operations generated $1.46 billion in operating revenues.

     Real Estate Information Services

     In recent years management has developed a strategy to be a "one-stop" real estate information service company. To this end, in 1991 the Company acquired what was believed to be the second largest tax service company, and in 1995 acquired what were believed to be, in each case, the largest mortgage credit reporting company and the largest flood zone determination company, in the United States.

     In general, the Company's real estate information service products generate higher margins than its title insurance products. The majority of pre-tax profits generated by the Company from non-title business is derived from the real estate services business, which generated $45.3 million in pre-tax profits in 1997 and $331.4 million in operating revenues. Approximately 29% of the Company's pre-tax profits in 1997 were derived from its real estate information services businesses. These businesses are not regulated and hence not constrained by dividend statutes enforceable by the states in which the Company operates its title business or by constraints imposed by California on the Company's trust and banking business.

     First American Real Estate Information Services, Inc. ("FAREIS") has grown from its tax service origins into a diversified mortgage services company. FAREIS and its subsidiaries serve mortgage originators, mortgage servicers, title companies, real estate attorneys and consumers as well as non-lending entities. The business was initially established in 1987 to advise mortgage lenders as to the status of tax payments on real property securing their loans. The Company's real estate information services also includes mortgage and other credit reporting services, flood zone determinations, mortgage loan servicing systems, property inspections, appraisal services and mortgage document preparation.

     The tax service business includes both real estate tax reporting as well as tax outsourcing and tax certification. The Company's tax service business reports on approximately 11 million properties annually and is believed to be the second largest provider of tax services to the real estate market. The Company works with over 22,000 taxing authorities nationwide.

     First American CREDCO, Inc. ("CREDCO"), the Company's mortgage credit reporting entity, is believed by the Company to be the largest provider of these services in the United States and processes over 600,000 credit reports per month. CREDCO provides residential mortgage credit reports, prequalifying reports, merged credit data, resident screening services, business reports, credit scoring tools and personal credit reports. CREDCO has recently branched into the consumer lending and risk scoring areas, providing credit reporting and information management services to automobile dealers, consumers and home equity lenders nationwide. Approximately 25% of CREDCO's 1997 revenues were from non-real estate related sources.

     The Company is the leading provider of flood zone determinations. Flood reporting services consist of a broad range of information required by regulatory agencies regarding properties in relation to flood zones. This business currently processes over 400,000 flood determinations per month.

     The property/field services business consists of processing single family home inspections, conducting field interviews with delinquent mortgagors, monitoring the condition of properties and assuring timely property preservation. The Company's acquisition in December 1996 of Ward Associates places the Company among the leaders in this business.

     The appraisal services business utilizes leading technology to provide national mortgage lenders with property-relative value assessments. The appraisal services business operates throughout the United States. Electronic appraisals are supplemented with qualified local appraisers.

     In April 1996, the Company acquired the Excelis Mortgage Loan Servicing System ("Excelis MLS"), now known as Excelis, Inc. Excelis MLS is the only commercially available real-time on-line servicing system that has been developed since 1990 to meet increasingly sophisticated market demands. The software employs rules-based technology, which enables the user to customize the system to fit its individual servicing criteria and policies.

     In May 1997,  the Company  purchased  all of the  operations  of  Strategic
Mortgage Services, Inc. ("SMS"), other than SMS's flood zone determination business. SMS is a leading provider of real estate information services to the U.S. mortgage and title insurance industries. The acquired businesses include SMS's credit division, which the Company believes is the third largest provider of U.S. mortgage credit information; SMS's property appraisal division, which the Company believes is the second largest provider of U.S. appraisal services; SMS's title division, which provides title and closing services throughout the United States, servicing primarily second mortgage originators; SMS's settlement services business, which provides title plant systems and accounting services, as well as escrow closing software, to the title industry; and a controlling interest in what is believed by the Company to be the largest mortgage document preparation firm.

     On January 1, 1998,  the Company and its real  estate  information  service subsidiaries (other than Excelis Inc.) (the "Real Estate Information Subsidiaries") consummated a joint venture with Experian Information Solutions, Inc. ("Experian"), pursuant to which First American Real Estate Solutions LLC ("FARES") was established. Under the joint venture, the Real Estate Information Subsidiaries contributed substantially all of their assets and liabilities to FARES in exchange for an 80% ownership interest and Experian transferred substantially all of the assets and liabilities of its Real Estate Solutions division ("RES") to FARES in exchange for a 20% ownership interest. The Company believes that RES is the nation's foremost supplier of core real estate data, providing, among other things, property valuation information, title information, tax information and imaged title documents. As a result of this joint venture, the Company believes that FARES is the nation's largest and most diverse provider of information technology and decision support solutions for the mortgage and real estate industries. See also the Company's Report on Form 8-K dated January 27, 1998, which is incorporated by reference herein.

     On April 16, 1998, the Company acquired Contour Software, the largest supplier of mortgage origination software to the mortgage loan industry.

     On June 3, 1998, the Company acquired Data Tree Corporation, a supplier of database management and document imaging systems to county recorders, governmental agencies and the title industry. See also the Company's Report on Form 8-K dated March 31, 1998 and incorporated by reference herein.

     Home Warranty

     The Company currently owns 89.6% of its home warranty business, First American Home Buyers Protection Corporation ("Home Buyers"), with the remaining balance owned by current and former management of this subsidiary. The home warranty business issues one-year warranties which protect homeowners against defects in household systems and appliances such as plumbing, water heaters, and furnaces. The warranties issued are for household systems and appliances only, not for the homes themselves. The Company's home warranty business currently operates in certain counties of Arizona, California, Nevada, North Carolina, South Carolina, Texas, Utah and Washington. The Company's home warranty business is one of the largest in the United States based on contracts under service, with $46.9 million in operating revenues in 1997.

     Trust and Thrift

     Since 1960, the Company has conducted a general trust business in Southern California. In 1985, the Company formed a banking subsidiary into which its subsidiary trust operation was merged. As of December 31, 1997, the trust operations were administering fiduciary and custodial assets having a market value in excess of $1.3 billion.

     During 1988, the Company, through a majority owned subsidiary, acquired an industrial loan corporation (the "Thrift") that accepts thrift deposits and uses deposited funds to originate and purchase loans secured by commercial properties in Southern California. The loans made by the Thrift currently range in amount from $20,000 to $1,105,000, with an average loan balance of $270,500. Loans are made only on a secured basis, at loan-to-value percentages no greater than 75%. The Thrift specializes in making commercial real estate loans and financing commercial equipment leases. In excess of 93% of the Thrift's loans are made on a variable rate basis. The average yield on the Thrift's loan portfolio as of December 31, 1997, was 11%. The Thrift's average loan is 60 months in duration. Current deposits total $62.5 million and the loan portfolio totals $65.5 million.

     Recent Developments

     On July 31, 1998, the Company acquired ShadowNet Mortgage Technologies, LLC ("ShadowNet"). In connection therewith, the Company issued 291,666 of the Shares registered under the Registration Statement. ShadowNet is a provider of electronic mortgage document delivery systems and will conduct its business under the First American Nationwide Documents brand name.

     On August 31, 1998, the Company acquired First American Loss Mitigation Services, Inc. ("FALMS"). In connection therewith, the Company issued 31,837 Shares registered under the Registration Statement. FALMS is in the business of limiting the liability of a note holder's financial losses on a loan, or the dollar value of those losses in the event of such borrower's default, through negotiation with the borrower for the reduction of credit liabilities, preservation of collateral property, and management and marketing of such property.

     On August 31, 1998, the Company acquired Executive Reporting Services, Inc. ("ERS") and 75% of the issued and outstanding stock of its affiliate, CreditNet Communications, Inc. ("CNC"). In connection with such transactions, the Company issued 169,491 Shares and 58,953 Shares, respectively, registered under the Registration Statement. ERS and CNC are both mortgage credit reporting companies.

     On August 31, 1998, the Company acquired CIC Inc. ("CIC"). In connection therewith, the Company issued 522,034 Shares registered under the Registration Statement. CIC provides pre-employment reporting services, including prior employment verification, criminal records searches, motor vehicle reports, credit reports, educational and professional license verification, workers' compensation records, and drug testing, for private and public employers.

     On September 30, 1998, the Company acquired The Registry, Inc., Southcoast Industries, Inc., Trans Registry Corporations, Crim Check America, Inc. and Trans Registry Limited (each a "Registry Entity" and collectively the "Registry Entities"). In connection therewith, the Company issued 1,113,579 Shares registered under the Registration Statement. The Registry Entities provide landlords with data on prospective tenants in order to allow them to better make an informed screening decision; such data typically includes a report of prior unlawful detainer actions against the prospective tenant, employment verification, a credit report and rental payment history.

     On September 30, 1998, the Company acquired substantially all of the assets of the Kitsap County, Jefferson County and Pacific County offices of Charter Title Corporation (the "CTC Businesses"). In connection therewith, the Company issued 105,896 Shares registered under the Registration Statement. The CTC Businesses offer title insurance in their respective Washington State counties.

     On September 30, 1998, the Company acquired all of the outstanding minority interests in its partially-owned subsidiary First American Nationwide Documents LLP ("FAND"). In connection therewith, the Company issued 100,158 Shares registered under the Registration Statement. FAND provides mortgage document preparation services.

Summary Historical Consolidated Financial Data

     The following table sets forth summary historical consolidated financial and other data for the Company for the five years ended December 31, 1997 and for the quarterly periods ended June 30, 1997 and 1998. The summary is qualified in its entirety by reference to the financial statements and other information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, incorporated by reference herein.

           [The rest of this page has been intentionally left blank.]


                                                     Year Ended December 31,                              Six Months Ended
                                                                                                      June 30,

                            ---------------------------------------------------------------------------------------------------
                                 1993           1994            1995          1996            1997          1997           1998

                                                              (Dollars in thousands, except per share data)
Income Statement Data:
Revenues:

   Operating revenues      $1,379,781     $1,356,946      $1,227,185     $1,571,168     $1,860,205      $819,872     $1,257,077
   Investment and other
   income                     $18,645        $19,447         $23,031        $26,398        $27,256       $13,379        $52,255
                           ----------     ----------      ----------     ----------     ----------      --------     ----------
                           $1,398,426     $1,376,393      $1,250,216     $1,597,566     $1,887,461      $833,251     $1,309,332

Expenses:
   Salaries and other
   personnel costs           $397,902       $423,328        $431,984       $531,250       $647,750      $298,599       $418,189
   Premiums retained by
   agents                    $504,375       $533,598        $413,444       $516,593       $563,137      $251,155       $335,027
   Other operating
   expenses                  $222,934       $232,532        $257,823       $322,709       $411,319      $175,649       $284,336
   Provision for title losses
   and other claims          $125,588       $110,230         $90,387        $86,487        $90,323       $41,049        $59,531
   Depreciation and
   amortization              $16,333         $19,796         $20,790        $27,242       $38,149        $18,141        $28,303
   Interest                   $4,419          $6,267          $6,242         $4,796        $9,994         $3,660         $9,019
   Minority interest          $5,267          $2,944          $2,132         $2,624        $3,676         $1,294        $16,171
                          -----------     ----------      ----------     ----------     ----------      --------     ----------
                          $1,276,818      $1,328,695      $1,222,802     $1,491,701    $1,764,348       $789,547     $1,150,576

Income before premium
and income taxes            $121,608         $47,698         $27,414       $105,865      $123,113        $43,704       $158,756
Premium taxes                $17,617         $15,453         $13,627        $16,676       $16,904         $8,722         $9,385
                           ---------      ----------      ----------     ----------     ----------      --------     ----------
Income before income
taxes                       $103,991         $32,245         $13,787        $89,189      $106,209        $34,982       $149,371
Income taxes                 $41,900         $13,300          $6,200        $35,600       $41,500        $13,600        $59,300
                           ---------      ----------      ----------     ----------     ----------      --------     ----------

Income before cumulative

effect of a change in
accounting for income        $62,091         $18,945          $7,587        $53,589       $64,709        $21,382        $90,071
taxes
Cumulative effect of a
change in accounting for      $4,200              --              --             --             --            --             --
                           ---------      ----------      ----------     ----------     ----------      --------     ----------
income taxes
   Net income                $66,291         $18,945          $7,587        $53,589       $64,709        $21,382        $90,071
Earnings Per Share
Data:
Basic (1)(3)                   $1.30           $0.37           $0.15          $1.04         $1.24          $0.41          $1.69
Diluted (1)(3)                 $1.30           $0.37           $0.15          $1.03         $1.21          $0.40          $1.63




                                                    December 31,                                                June 30,
                            --------------------------------------------------------------------------------------------
                                 1993           1994            1995          1996            1997                  1998

                                                              (Dollars in thousands, except per share data)



Balance Sheet Data:
Cash and invested assets    $359,127        $368,999        $340,089       $364,620      $411,014                $610,702
Total assets                $786,448        $828,649        $873,778       $979,794    $1,168,144              $1,598,282
Notes and contracts payable  $85,022         $89,600         $77,206        $71,257       $41,973                $145,032
Guaranteed preferred              --              --              --             --      $100,000                $100,000
beneficial interests in the
Company's junior
subordinated deferrable
interested debentures
Total stockholders' equity  $283,718        $292,110        $302,767       $352,465      $411,412                $576,926
Other Data:
Loss ratio                      9.1%            8.1%            7.4%           5.5%          4.9%                    4.7%
Ratio of debt to total
capitalization (2)             21.5%           22.1%           19.1%          16.0%          7.3%                   16.0%
Cash dividends per share (3)   $0.11           $0.13           $0.13          $0.15         $0.17                   $0.05


-----------------------

(1)  Based upon the weighted average number of common shares outstanding.

(2)  Capitalization   includes  minority   interests  and  junior   subordinated
     deferrable interest debentures.

(3) Adjusted to reflect the Company's 3-for-1 stock split effected July 17, 1998.

                                               SELLING SHAREHOLDERS

     The following table sets forth as of the date of this Prospectus, the name of each of the Selling Shareholders, the number of Shares that each such Selling Shareholder owns as of such date, the number of Shares owned by each Selling Shareholder that may be offered for sale from time to time by this Prospectus, the number of Shares to be held by each such Selling Shareholder assuming the sale of all the Shares offered hereby and, by footnote, any position or office held or material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of Shares. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth therein.


                                                                     Number of
                                       Shares Owned of Record       Shares to be        Shares Owned of Record
                                       Prior to the Offering       Offered for the      After Completion of the
                                                                      Selling                  Offering
                                                                   Shareholder's
 Name of  Selling Shareholder          Number      Percentage         Account          Number            Percentage

 E. Kent Forest (1)                       0            *             188,254             0                  0.00%
 Julie B. Jensen                          0            *              28,519             0                  0.00%
 Kim C. Hills                             0            *               2,481             0                  0.00%
 Jerry W. Burns                           0            *               3,195             0                  0.00%
 Matt L. Evans                            0            *               3,439             0                  0.00%
 Jeff B. Davis                            0            *               1,278             0                  0.00%
 Tom D. Stubbs                            0            *               1,278             0                  0.00%
 Bruce Berg (2)                           0            *             365,424             0                  0.00%
 Joseph Namia                             0            *              78,305             0                  0.00%
 Ann T. Namia                             0            *              78,305             0                  0.00%
 Bruce J. Frey                            0            *              31,837             0                  0.00%
 Charter Title Corporation                0            *             105,896             0                  0.00%
 Lelia A. Hilmer                          0            *                 890             0                  0.00%
 Lelia A. Hilmer Family Trust             0            *              88,195             0                  0.00%
 Samuel Trust                             0            *              37,798             0                  0.00%
 Wayne Hilmer                             0           1.1%           642,025             0                  0.00%
 Stephen Rabbitt                          0            *             275,535             0                  0.00%
 Evan Barnett (3)                         0            *              18,778             0                  0.00%
 Nevel DeHart (4)                         0            *              12,803             0                  0.00%
 Catherine MacPhaille (5)                 0            *              37,555             0                  0.00%
 George M. Shanks, Jr. (6)                0            *               6,849             0                  0.00%
 Shanks, Tritter & Associates, P.C. (7)   0            *              93,309             0                  0.00%


-------------------------------
*        Less than one percent.

(1) Mr. Forest is the Divisional President of CNC, a direct, partially-owned subsidiary of the Company.

(2) Mr. Berg is the Divisional President of CIC, a direct, wholly-owned subsidiary of the Company.

(3) Mr. Barnett is the Divisional President of each Registry Entity, all of which are direct, wholly-owned subsidiaries of the Company.

(4) Mr. DeHart is a Senior Vice President and Sales Manager of each Registry Entity, all of which are direct, wholly-owned subsidiaries of the Company.

(5) Ms. MacPhaille is a Senior Vice President and Divisional Chief Financial Officer of each Registry Entity, all of which are direct, wholly-owned subsidiaries of the Company.

(6) Mr. Shanks is Chairman of the Board of FAND, a direct, wholly-owned subsidiary of the Company.

(7) Shanks, Tritter & Associates, P.C. is currently paid a monthly retainer for legal services by FAND and purchases goods and services therefrom.

                              PLAN OF DISTRIBUTION

     The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and price of each sale. The Selling Shareholders may sell the Shares being offered hereby on the New York Stock Exchange, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The Shares may be sold, without limitation, by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus;
(c) a distribution  in accordance with the rules of the New York Stock Exchange;
(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

     In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell the Shares short and deliver the Shares offered hereby to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this Prospectus.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholder and/or purchasers of the Shares offered hereby (and, if it acts as agent for the purchaser of such Shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholder. Broker-dealers may agree with the Selling Shareholder to sell a specified number of Shares at a stipulated price per Share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to, or receive from the purchasers of such Shares commissions computed as described above.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only though registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Company has advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public.

     The Company has agreed to keep the Registration Statement of which this Prospectus constitutes a part effective in respect of Shares issued pursuant thereto until the first to occur of (i) the date one year from the date of issuance of such Shares and (ii) such time as all of Shares offered by the Selling Shareholders listed above have been sold; the Company intends to de-register any of the Shares not sold by the Selling Shareholders after such time.

                                  LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by White & Case LLP, Los Angeles, California.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                        ***

(outside back cover page)


No person  has been  authorized  to
give any information or to make any                  Prospectus
representation   not  contained  or
incorporated  by  reference in this
Prospectus    or   an    applicable
Supplement   or   Post    Effective
Amendment,  and,  if given or made,             3,000,000 Common Shares
such information or  representation
must not be  relied  upon as having
been  authorized.  This  Prospectus
does  not  constitute  an  offer to
sell,  or  the  solicitation  of an
offer to buy, any securities  other
than  the  securities  to  which it
relates,  or any  offer  to sell or
the solicitation of an offer to buy
such     securities,     in     any
circumstances  in which  such offer
or    solicitation   is   unlawful.
Neither   the   delivery   of  this
Prospectus  nor any  offer  or sale
made  hereunder  shall,  under  any
circumstances,      create      any
implication  that there has been no
change  in  the   affairs   of  the
Company  since  the date  hereof or
that  the   information   contained
herein  is  correct  as of any time
subsequent to its date.

    __________________________                       THE FIRST AMERICAN
                                                   FINANCIAL CORPORATION







Table of Contents

Available Information......................(i)
Incorporation of Documents by Reference....(i)
Forward-Looking Statements................(ii)
Risk Factors.................................1
The First American Financial Corporation.....2
Selling Shareholders........................10
Plan of Distribution........................11
Legal Matters...............................12
Experts.....................................12         Dated September 30, 1998